Exhibit 99.1

Select Medical Holdings Corporation Announces Estimate of
Results for First Quarter Ended March 31, 2011 in
Connection with Refinancing of Existing Indebtedness

MECHANICSBURG, PENNSYLVANIA — - April 26, 2011 — - In connection with its previously announced refinancing transactions, Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced an estimate of certain results for its first quarter ended March 31, 2011 in advance of the announcement of actual first quarter results, which is expected to occur after market close on May 5, 2011. Select expects its net operating revenue for the first quarter to be in the range of $685 million to $695 million. Select expects its net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in income/(losses) of unconsolidated subsidiaries, or Adjusted EBITDA, for the first quarter to be in the range of $104 million to $106 million. Select expects its income per common share for the first quarter to be in the range of $0.21 to $0.22 on a fully diluted basis. Select reaffirms the business outlook it provided for full year 2011 in its March 3, 2011 press release. The above expectations regarding Select’s results for the first quarter are preliminary management estimates and projections based on currently available information, and are subject to change upon completion of Select’s quarter-end financial statement closing process.

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Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of March 31, 2011, Select operated 110 long term acute care hospitals and eight acute medical rehabilitation hospitals in 28 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 945 locations in 35 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to anticipated refinancing transactions, first quarter and full year 2011 business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;

•
the failure of our facilities operated as “hospitals within hospitals” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that Select has violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas Select serves could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities; and in the future Select may not be able to obtain insurance at a reasonable price; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.

Investor inquiries:

Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation